EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Cash Technologies, Inc.

1434 West 11th Street

Los Angeles, CA 90015

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form SB-2/A of our report dated July 31, 2002 relating to the consolidated financial statements of Cash Technologies, Inc. appearing in the Annual Report on Form 10-KSB for the year ended May 31, 2002. Our report contains an explanatory paragraph regarding Cash Technologies’ ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ VASQUEZ & COMPANY, LLP

Los Angeles, California

July 10, 2003